EXHIBIT 99.1

FOR IMMEDIATE RELEASE
KOS REPORTS A 17% INCREASE IN REVENUE, EARNINGS PER SHARE OF $0.71,
AND SOLID CASH FLOW FROM OPERATIONS
Third Quarter 2006 Financial Highlights +
•	Third quarter revenue increased 17% to a record $240.9 million

•	Net income including a one-time event was $35.3 million, or $0.71 per share; excluding the one-time event; adjusted net income was $37.8 million, or $0.76 per share

•	Generated $67.8 million in cash from operations; total cash and marketable securities balance increased to a record $543.7 million, an increase of $221.1 million over the past 12 months

+	Attached is a reconciliation of GAAP to Non-GAAP calculations.
     CRANBURY, NJ, November 9, 2006 — Kos Pharmaceuticals, Inc. (Nasdaq: KOSP) today announced financial results for the third quarter and nine months ended September 30, 2006. For the third quarter of 2006, revenue increased 17% to a record $240.9 million, up from $205.1 million for the third quarter of 2005. Revenue for the nine months ended September 30, 2006, increased 18% to $635.4 million, up from $537.8 million in the comparable period in 2005.
     Adjusted to exclude the Arisaph investment write-off of $4.0 million, net income for the third quarter was $37.8 million, or $0.76 per share, as compared to net income and earnings per share of $29.7 million and $0.60 (as adjusted on a pro forma basis to reflect the accounting expense associated with share-based compensation), respectively, during the comparable 2005 quarter. For the nine-month period in 2006, net income including one-time events was $46.4 million, or $0.95 per share. Excluding the impact of one-time events, adjusted net income was $70.8 million, or $1.44 per share.
     Kos generated $67.8 million in cash from operations in the third quarter of 2006, which represented the seventeenth consecutive quarter of cash generation. As of September 30, 2006, the Company had a record $543.7 million in cash and marketable securities.
     Revenue for the Company’s cholesterol franchise increased 22% during the third quarter of 2006 to $179.8 million, as compared to $147.3 million reported during the same period in 2005. Niaspan® revenue in the third quarter increased 28% to $146.4 million, as compared to $114.3 million during the same period one year ago. Advicor® revenue totaled $33.4 million during the quarter. The Company’s cholesterol franchise realized a 3.2% increase in total prescriptions and a 4.3% increase in unit volume versus the first nine months of 2005.
     Third quarter 2006 revenues for Kos’ hypertension portfolio, comprised of Teveten®, Teveten® HCT and Cardizem® LA totaled $35.7 million. Revenue from the Teveten products totaled $5.6 million and Cardizem LA revenues totaled $30.1 million.
     Azmacort® third quarter 2006 revenues were $25.4 million, an increase of 31% as compared to $19.4 million reported during the third quarter of 2005. In late July, Kos entered into an agreement with Select Access, a division of PDI, Inc., to provide additional sales representatives detailing up to 6,000 Azmacort target physicians for a 12-month period.
     “Today’s results, along with the Abbott acquisition announcement made earlier this week, once again reaffirm our longstanding commitment to create value for our shareholders,” said Adrian Adams, President and Chief Executive Officer. “We are truly excited about this opportunity to become part of another fast-growing company like Abbott, and look forward to working with them to utilize their additional resources to capture the full value of our highly differentiated cholesterol franchise and growing R&D pipeline.”
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Kos Pharmaceuticals, Inc.	Page 2

     The Company also announced updates on the status of several R&D programs and initiatives. The ARBITER 3 (Arterial Biology for the Investigation of the Treatment Effects of Reducing Cholesterol) manuscript was published online on October 12th in Current Medical Research and Opinion, and will appear in such journal’s November issue. In addition, the Icatibant Phase III efficacy data from FAST-2 (For Angioedema Subcutaneous Treatment) met the primary endpoint for treatment of hereditary angioedema, and the FAST-1 and FAST-2 combined analysis demonstrated a reduction in time to onset of symptom relief. Initial submission of a New Drug Application (NDA) with the Food and Drug Administration (FDA) is expected to commence by year-end 2006, with a potential launch in 2007. Kos’ collaboration partner, Jerini, plans to seek expedited review for Icatibant by the FDA.
     As a result of a definitive agreement for Abbott to acquire Kos, today’s conference call will be cancelled. Should you have any specific questions about this earnings announcement, please call Kos’ Investor Relations department at 609-495-0726.
     Kos Pharmaceuticals, Inc. is a fully integrated specialty pharmaceutical company engaged in developing, commercializing, manufacturing and marketing proprietary prescription products for the treatment of chronic diseases with a particular focus on the cardiovascular, metabolic and respiratory disease areas. The Company’s principal product development strategy is to reformulate existing pharmaceutical products with large market potential to improve safety, efficacy, and patient compliance. Kos’ strategy also includes making measured investments in new chemical entity research through in-house and sponsored research, scientific in-licensing and general corporate development activities. The Company currently markets Niaspan, Advicor, Azmacort, Cardizem LA, Teveten and Teveten HCT. Kos has a strong and growing research and development pipeline including proprietary drug delivery technologies in solid-dose, inhalation and aerosol metered-dose device administration to help fuel sustained, organic sales growth into the future.
     The foregoing is neither an offer to purchase nor a solicitation of an offer to sell shares of any class of stock of the Company. Following commencement of the tender offer by Abbott, the Company intends to file a solicitation/recommendation statement on Schedule 14D-9 (the “Schedule 14D-9”) with the Securities and Exchange Commission (the “SEC”). Investors and security holders are urged to read the Schedule 14D-9, as well as any amendments or supplements to the Schedule 14D-9, when those documents become available because they will contain important information. A free copy of the Schedule 14D-9 and other documents filed with the SEC (once filed) relating to the tender offer and the related transactions can be obtained at the SEC’s website at www.sec.gov. The Schedule 14D-9 and other documents filed with the SEC relating to the transaction described above may also be obtained free of charge at the Company’s website at www.kospharm.com or free of charge by contacting the Company’s investor Relations Department at 1 Cedar Brook Drive, Cranbury, New Jersey 08512-3618, Phone: 609-495-0726.
     Certain statements in this press release, including statements regarding the closing of the transaction with Abbott and our ability to use their additional resources to capture the full value of our highly differentiated cholesterol franchise and growing R&D pipeline, the filing of an NDA for and launch of Icatibant, the ARBITER 3 manuscript appearing in the November issue of Current Medical Research and Opinion, and the Company’s strong and growing research and development pipeline and future sales growth, are forward-looking and are subject to risks and uncertainties which may cause actual results to differ materially from those projected in a forward-looking statement. These risks and uncertainties include, the risk that the transaction with Abbott may not be completed because of a number of factors, including the failure to satisfy the closing conditions, the Company’s ability to grow revenue and control expenses, the protection afforded by the Company’s patents and those related to the acquired and licensed products, the ability to build awareness for Niaspan, Advicor, Azmacort, Cardizem LA, Teveten and Teveten HCT within the medical community, the continued success of the alliances with Merck KGaA, Oryx, Arisaph, Barr, Biovail, SkyePharma and Jerini, the continuing growth of the cardiovascular and respiratory markets, the Company’s ability to maintain its compliance with FDA regulations
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Kos Pharmaceuticals, Inc.	Page 3

and standards without adversely affecting the Company’s manufacturing capability or ability to meet its production requirements or profit margins, the Company’s ability to increase the size of its sales force and to attract and retain sales professionals, and ensure compliance with prescription drug sales and marketing laws and regulations, changes in the regulatory environment governing the Company’s compliance with the FDA, U.S. Patent and Trademark Office, tax and competition issues, the impact of a possible generic version of the Cardizem LA product or other products sold by the Company, the ability of third party suppliers to the Company continuing to be able to perform their supply obligations, the Company and its licensors ability to achieve regulatory approvals and launch products under development in a timely manner, such as Simcor, Icatibant, Azmacort HFA and others, the Company’s ability to establish a footprint and generate sales in the hypertension and angina markets, the Company’s ability to successfully negotiate additional important strategic business development opportunities, the progress of the Company’s research and development pipeline, fluctuating buying patterns by the Company’s wholesalers and distributors, the adequacy of the Company’s reserves for income taxes, the Company’s ability to maintain coverage of its products by government agencies and the effects of the loss of such coverage with such agencies, such as the Centers for Medicare and Medicaid Services, the effect of conditions in the pharmaceutical industry and the economy in general, the possibility that any investigation conducted by the Securities and Exchange Commission may reveal issues that the Company does not currently realize exist as a result of its historical stock option grant practice or otherwise, the effect of any third party litigation arising out of the Company’s investigation of its historical stock option grant practices and related accounting and the costs incurred by the Company in connection with such investigation and the SEC investigation, as well as certain other risks. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Information: Certain Cautionary Statements” section of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2005, filed with the Securities and Exchange Commission, and in other reports filed with the SEC. All information in this press release is as of November 9, 2006 and the Company undertakes no duty to update this information.

Contacts:	Kos Pharmaceuticals, Inc.
	John J. Howarth	Nichol Harber
	Vice President, Investor Relations	Senior Manager, Investor Relations
	& Corporate Affairs	& Corporate Communications
	(609) 495-0726	(609) 495-0527
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Kos Pharmaceuticals, Inc.	Page 4

Kos Pharmaceuticals, Inc. and Subsidiaries

SELECTED FINANCIAL INFORMATION

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2006		2005	2006		2005
			(as restated)			(as restated)
	(unaudited)			(unaudited)
Condensed Consolidated Statement of Operations
(in thousands, except per share data)

Revenues	$240,933		$205,095	$635,388		$537,784
Cost of Sales	28,275		26,042	77,109		56,072

	212,658		179,053	558,279		481,712

Operating Expenses:
Research and development	34,165	(I)	26,151	128,564	(I)(III)	83,609	(I)
Selling, general and administrative	127,666		99,519	373,226		268,346

Total operating expenses	161,831		125,670	501,790		351,955

Income from Operations	50,827		53,383	56,489		129,757

Interest and Other Income	(5,768)		(2,103)	(15,098)		(4,372)

Provision for/(Benefit from) Income Taxes	21,302		19,850	25,165		45,269

Net Income	$35,293		$35,636	$46,422		$88,860

Net Income per Share:
Basic	0.74		0.77	$0.98		$2.09
Diluted	0.71	(II)	0.72	0.95	(II)	1.87	(II)(II)

Shares Used in Computing Net Income per Share:
Basic	47,424		45,995	47,227		42,506
Diluted	50,326		49,621	49,532		47,818

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Kos Pharmaceuticals, Inc.	Page 5

	Three Months Ended September 30,
	2006		2005
		Diluted		Diluted
	Amount	Per Share	Amount	Per Share
	(unaudited)		(unaudited and as restated)
Reconciliation of Reported Net Income to Adjusted
Net Income
(in thousands, except per share data)

Net Income, as reported	$35,293	$0.71	$35,636	$0.72
Adjustments to Reported Net Income:
Share-based compensation expense under employee incentive plans	—	—	(5,907)	(0.12)
Write-off of investment in Arisaph	2,500	0.05	—	—

Net Income, as adjusted	$37,793	$0.76	$29,729	$0.60

	Nine Months Ended September 30,
	2006		2005
		Diluted		Diluted
	Amount	Per Share	Amount	Per Share
	(unaudited)		(unaudited and as restated)
Reconciliation of Reported Net Income to Adjusted
Net Income
(in thousands, except per share data)

Net Income, as reported	$46,422	$0.95	$88,860	$1.87
Adjustments to Reported Net Income:
SkyePharma licensing fee	15,500	0.31	—	—
Reduction in wholesaler inventories due to IMAs	12,388	0.25	—	—
Share-based compensation expense under employee incentive plans	—	—	(18,846)	(0.39)
One-time income tax benefit	(3,504)	(0.07)	(2,095)	(0.04)
Write-off of generic Niaspan inventory	—	—	837	0.02
Biovail transaction	—	—	1,750	0.04
Other	—	—	605	0.01

Net Income, as adjusted	$70,806	$1.44	$71,111	$1.51

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Kos Pharmaceuticals, Inc.	Page 6

	September 30,		December 31,
	2006		2005
	(unaudited)		(as restated)
Condensed Consolidated Balance Sheet
(in thousands)
Cash and Cash Equivalents	$542,493		$412,736
Marketable Securities	1,193		—
Accounts Receivable, net	123,819		111,652
Deferred Tax Asset, current	46,706		36,775
Other Current Assets	45,314		41,303
Fixed Assets, net of depreciation	43,749		28,745
Deferred Tax Asset, non-current	59,824		33,591
Intangible Assets	207,617		230,830
Other Assets	19,274		18,223

Total assets	$1,089,989		$913,855

Current Liabilities	$255,392		$210,639
Other Long-Term Liabilities	48,375	(IV)	21,122
Shareholders’ Equity	786,222		682,094

Total liabilities and shareholders’ equity	$1,089,989		$913,855

Notes:
(I)	Includes a $4 million write-off associated with an equity investment in Arisaph Pharmaceuticals, Inc.

(II)	Calculation of fully diluted EPS reflects net income excluding $533,000 in interest expense for the three months ended September 30, 2006 and $818,000 and $520,000 for the nine months ended September 30, 2006 and 2005, respectively, associated with the Company’s convertible credit facility.

(III)	Includes a $25 million licensing fee associated with the SkyePharma agreement.

(IV)	Includes $30 million of debt due to Michael Jaharis, Chairman Emeritus of the Company’s Board of Directors, which matures on September 30, 2008.